CONFIRMING STATEMENT


         This Statement confirms that the undersigned, M. Michele Burns, has designated Jeffery J. Gearhart, Anthony D. George, Samuel A. Guess and Cynthia
P. Moehring to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission and other regulatory bodies as a result of the undersigned's ownership of or transactions in securities of Wal-Mart Stores, Inc. The authority of Jeffery J. Gearhart, Anthony D. George, Samuel A. Guess and Cynthia P. Moehring under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of Wal-Mart Stores, Inc., unless earlier revoked in writing. The undersigned acknowledges that Jeffery J. Gearhart, Anthony D. George, Samuel A. Guess and Cynthia P. Moehring are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


Date:    11-20-03                                           /s/ M. Michele Burns
                                                               M. Michele Burns